Exhibit 6
TERMINATION AGREEMENT
     This TERMINATION AGREEMENT (this “Agreement”) is made this 14th day of June, 2010, by and among Intelligroup, Inc., a New Jersey corporation (the “Company”), SB Asia Infrastructure Fund L.P., a Cayman Islands limited partnership (“SB Asia”), and Venture Tech Assets Ltd., a corporation organized under the Laws of the British Virgin Islands (“Venture Tech” and, together with the Company and SB Asia, the “Parties” and each a “Party”).
     WHEREAS, the Parties have entered into that certain Common Stock Purchase Agreement dated as of September 24, 2004 (the “2004 Purchase Agreement”) and that certain Common Stock Purchase Agreement dated as of March 30, 2006 (together with the 2004 Purchase Agreement, the “Purchase Agreements”), pursuant to which SB Asia and Venture Tech purchased shares of Company Common Stock and were granted certain rights with respect to, among other things, the purchase of additional shares of Company Common Stock and the appointment of members to the Company Board; and
     WHEREAS, the Company, NTT Data Corporation, a corporation organized under the Laws of Japan, and Mobius Subsidiary Corporation, a New Jersey corporation (“Purchaser”), propose to enter into, simultaneously herewith, an Agreement and Plan of Merger (the “Merger Agreement”), which provides, upon the terms and subject to the conditions thereof, for Purchaser to commence a cash tender offer for all of the issued and outstanding shares of Company Common Stock and the subsequent merger of Purchaser with and into the Company.
     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
     1. Termination of the Purchase Agreements. Effective as of the Acceptance Date, the Purchase Agreements are hereby terminated and cancelled in each and every respect and are of no further force or effect and all past, present and future rights, interests, duties, claims and obligations of each of the Parties under the Purchase Agreements are hereby terminated, released and discharged.
     2. Certain Definitions. For the purposes of this Agreement, capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings ascribed to them in the Merger Agreement.
     3. Termination. This Agreement and the obligations of the Parties shall terminate automatically without notice and without any further action by any Person upon the termination of the Merger Agreement in accordance with its terms.
     4. Entire Understanding; No Third Party Beneficiaries. This Agreement (i) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (ii) is not intended to confer upon any Person other than the Parties any rights or remedies.
     5. Successors and Assigns. This Agreement will be binding upon, inure to the benefit of and be enforceable by, the Parties and their respective successors and permitted assigns.

     6. Counterparts; Electronic Transmission. This Agreement may be executed in one or more counterparts, each of which will be deemed to constitute an original, and transmission of a duly executed counterpart hereof by electronic means will be deemed to constitute delivery of an executed original manual counterpart hereof.
     7. Governing Law. This Agreement and all disputes between the Parties arising out of or relating to this Agreement or the facts and circumstances leading to its execution and delivery, whether in contract, tort or otherwise, will be governed by and construed in accordance with the Laws of the State of New Jersey, without giving effect to conflicts of laws principles that would result in the application of the Law of any other State.
[Signature Pages Immediately Follow.]

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each Party as of the date first above written.

INTELLIGROUP, INC.
By:
Name:
Title:

SB ASIA INFRASTRUCTURE FUND L.P.
By:
Name:
Title:

VENTURE TECH ASSETS LTD.
By:
Name:
Title:

Signature Page to the Termination Agreement